Cellegy Pharmaceuticals, Inc.
125 Grandview road
Boyertown, PA 19512

January 8, 2009

Dennis J. Carlo, Ph.D.
President and CEO
Adamis Pharmaceuticals Corporation
2658 Del Mar Heights Road, #555
Del Mar, CA 92014

Re:           Amendment to Agreement and Plan of Reorganization

Dear Dennis:

This letter agreement will confirm our agreement to amend Section 9.1(b) of the Agreement and Plan of Reorganization dated as of February 12, 2008 and amended on November 11, 2008 (the “Agreement”), by and among Cellegy Pharmaceuticals, Inc. (“Cellegy”), Cellegy Holdings, Inc., a wholly-owned subsidiary of Cellegy, and Adamis Pharmaceuticals Corporation (“Adamis”).

Section 9.1(b) of the Agreement is hereby amended to provide in full as follows:

“(b)  by either Cellegy or Adamis if the Merger shall not have been consummated by March 31, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to fulfill or diligently pursue fulfillment of any material obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date;”

 [Signature Page to Follow]

Other than expressly set forth in this letter agreement, the Agreement shall be unmodified and in full force and effect.  Please confirm your agreement by signing a copy of this letter below.

Very truly yours,
Cellegy Pharmaceuticals, Inc.

By:	/s/ Richard C. Williams
Richard C. Williams, CEO

AGREED AND ACKNOWLEDGED:
Adamis Pharmaceuticals Corporation

		By:	/s/ Dennis J. Carlo
Dennis J. Carlo, President/CEO